Page 16 of 19 Pages

Exhibit 3-E

Page I-2 of Schedule I of the Original Schedule 13D is amended and restated in its entirety to read as follows:

WESKIDS III, L.L.C.

     The name, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each of the executive officers and managers of WESKIDS III, L.L.C. is set forth below.

Principal Occupation (if other
Name And		than as Executive Officer and
Business Address	Title	Manager of WESKIDS III, L.L.C.)

J. Peter Simon 310 South Street Morristown, NJ 07962	President	Managing Director, William E. Simon & Sons, L.L.C., a private investment firm and merchant bank with its principal executive offices located at 310 South Street, Morristown, NJ 07962.

Michael B. Lenard 10990 Wilshire Blvd. 5th Floor Los Angeles, CA 90024	Manager and Vice President	Managing Director and Counselor, William E. Simon & Sons, L.L.C.

John A. Gerson 310 South Street Morristown, NJ 07962	Manager, Vice President Treasurer and Chief Financial Officer	Managing Director and Chief Financial Officer, William E. Simon & Sons, L.L.C.

Christine W. Jenkins 310 South Street Morristown, NJ 07962	Manager, Vice President and Secretary	Vice President and Secretary, William E. Simon & Sons, L.L.C.

Charles F. Festo 310 South Street Morristown, NJ 07962	Vice President	Deputy General Counsel, William E. Simon & Sons, L.L.C.

Cheryl Brown 310 South Street Morristown, NJ 07962	Vice President	Vice President, Tax; William E. Simon & Sons, L.L.C.

Michael Oliveri 310 South Street Morristown, NJ 07962	Vice President	Senior Vice President, Tax and Finance, William E. Simon & Sons, L.L.C.